Exhibit 5.1

 September 5, 2025

60 Degrees Pharmaceuticals, Inc.

1025 Connecticut Avenue NW, Suite 1000

Washington, D.C. 20036

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the proposed offer and sale by 60 Degrees Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of up to an aggregate offering price of up to $1,397,532 of the Company’s common stock, par value $0.0001 per share (the “Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-280796) (the “Registration Statement”), which was filed under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”) on July 12, 2024, as amended, and declared effective by the SEC on July 18, 2024. We understand that the Shares are proposed to be offered and sold by the Company through H.C. Wainwright & Co., LLC., as sales agent, pursuant to that certain At-The-Market Sales Agreement, dated as of September 5, 2025, by and between the Company and the Agent (the “Sales Agreement”).

In connection with the preparation of this opinion, we have examined the Registration Statement and such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinions, we have relied upon the certificates of certain officers of the Company without independent investigation or verification.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Sales Agreement and in accordance with the Registration Statement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the corporation laws of the State of Delaware and the federal laws of the United States of America. Insofar as the matters covered by this opinion may be governed by the laws of other states or the corporate laws of the State of Delaware, we have assumed that such laws are identical in all respects to the laws of the State of New York.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the SEC on the date hereof, which is incorporated by reference into the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is intended for use in connection with the offer and sale of the Shares pursuant to the Sales Agreement and is not to be relied upon for any other purpose. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

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